April 24, 1996

Mr. Stanley B. Tulin
717 Spring Mill Road
Villanova, PA 19087

Dear Stan:

This letter sets forth the terms of your employment by Equitable Life Assurance Society ("Equitable") commencing on June 1, 1996. (If your employment commences at an earlier date, appropriate adjustments will be made to the terms of this letter.) Your title will be Senior Executive Vice President and your principal responsibilities will be for financial, actuarial and corporate development activities. You will report directly to me.

     1.  Sign on Bonus: $250,000 payable within ten days of when you commence.

     2. Stock Options: Options to acquire 100,000 shares of The Equitable Companies Inc. common stock under the Equitable Stock Option Plan. The grant date will be June 1, 1996 or as soon thereafter as permitted by the Plan. The options will vest at the rate of 20% per year with the initial vesting date being one year from the date of the grant. The options will expire if not exercised ten years from the date of the grant. The terms and conditions of your participation in the Equitable Stock Option Plan are governed by that Plan. In addition, if Equitable seeks and receives approval from the New York Insurance Department and increases the number of authorized shares under the Stock Option Plan, you will be granted additional options commensurate with your position as a senior executive officer subject to the terms and conditions applicable to options granted at that time under the Plan.

     3. Base Salary: $350,000 per year payable in equal bi-weekly installments. Your base salary, prorated for seven months in 1996, will be guaranteed for 1996, 1997 and 1998.

     4. Short Term Incentive Compensation: You will participate in Equitable's Short Term Incentive Compensation Plan. You will be allocated 500 units in the Plan for 1997; 550 units in the Plan for 1998; and 600 units in the Plan for 1999. Your targeted payouts under the Plan for the 1997, 1998 and 1999 Plan years will be $1,200,000, $1,400,000 and $1,600,000, respectively. Payouts under the Plan are made early in the year following the Plan year. You will be guaranteed for Plan years 1996, 1997 and 1998, payouts of $600,000, $1,000,000, and $1,000,000, respectively.

     5. Long Term Incentive Compensation: You will participate in Equitable's Long Term Incentive Compensation Plan. Your targeted payouts under the Plan for 1997, 1998 and 1999 will be in the range of $400,000 - $500,000, $400,000 -
$600,000, and $400,000 - $700,000, respectively.

     6. Benefts: You will be entitled to participate in all of Equitable's welfare and retirement benefit plans and deferred compensation plans, including the Executive Survivor Income Benefit Plan and the Variable Deferred Compensation Plan for Executives subject to their terms and conditions. Should your employment with Equitable terminate prior to attaining the five-year vesting requirement in Equitable's Retirement Plan for Employees, Managers and Agents, Equitable will provide a supplementary executive retirement plan for you containing the equivalent of your benefits accrued under the Plan at the time of the termination of employment.

     7. Severance: You will be covered by Equitable's Severance Benefit Plan for Job Abolishment for Senior Officers. The severance benefit provided under the Plan has two components: a year of the executive's then base salary and the executive's last short term incentive compensation payment (or the average of the executive's last three short term incentive compensation payments if that produces a higher amount). The Plan benefit will be offset by any remaining guaranteed payments provided under paragraphs 3 and 4 of this letter.

     8. Employment at Will: Your employment is on an at-will basis and is not for a definite period, provided, however, that the guaranteed payments provided under paragraphs 3 and 4 of this letter will be paid to you in all events other than the voluntary termination of your employment or the termination of your employment for willful misconduct. Any disputes between you and Equitable will be resolved in accordance with Equitable's Procedure for Resolving Work Related Disputes.

     9. Governing Law: The terms of this letter will be governed by the laws of the State of New York.

I am pleased that you have agreed to join us in this challenging assignment. and look forward to working with you.

                                                      Sincerely,

                                                      /s/James M. Benson
                                                      --------------------
                                                      President and CEO

Accepted by: /s/Stanley B. Tulin
             -------------------

Date: April 24, 1996